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[KPMG LOGO]

         P.O. Box 7108
         Billings, MT  59103





                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Anchor Gaming:

We consent to the incorporation by reference in the registration statement (No. 333-53257) on Form S-8 of Anchor Gaming and to the inclusion of our report dated February 19, 1999, with respect to the consolidated balance sheets of Powerhouse Technologies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Anchor Gaming dated June 29, 1999.


/s/ KPMG, LLP

Billings, Montana
July 13, 1999